Exhibit 10.1

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

DOMINARI FINANCIAL HERITAGE STRATEGIES LLC

Dated as of May 21, 2024

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ARTICLE VII.	DISTRIBUTIONS AND PAYMENTS	17

7.1	Distributions and Payments Generally	17
7.2	Life Insurance	17
7.3	Private Placement	17
7.4	Group Medical Insurance	18
7.5	Qualified Plans	18
7.6	Business Property and Casualty Insurance	18
7.7	Personal Property and Casualty Insurance	18
7.8	Family Office	18
7.9	Other Distributions	19
7.10	Tax Distributions	19

ARTICLE VIII.	ACCOUNTING PROCEDURES	19

8.1	Fiscal Year	19
8.2	Books of Account	19
8.3	Preparation and Filing of Income Tax Returns and Other Writings	19
8.4	Spacial Basis Adjustment	20
8.5	Taxation	20

ARTICLE IX.	TRANSFERS OF INTERESTS	20

9.1	Limitation on Transfers of Interest	20
9.2	Substituted Members; Certain Documents	20
9.3	Legal Capacity of Assignee; Tax Effects	20
9.4	Securities Laws Matters	21
9.5	Right of First Refusal	21
9.6	Drag Along	21
9.7	Tag Along	22

ARTICLE X.	LIMITATIONS ON LIABILITY; INDEMNIFICATION	22

10.1	Liability of Co-Managing Members	22
10.2	Liability and Indemnification	22
10.3	Indemnification Rights Cumulative	23

ARTICLE XI.	TERMINATION	23

11.1	Dissolution and Termination	23
11.2	Proceeds from Liquidation	24

ARTICLE XII.	MISCELLANEOUS PROVISIONS	25

12.1	Notices	25
12.2	Governing Law	25
12.3	Amendments	25
12.4	Entire Agreement	26
12.5	Confidentiality	26
12.6	References to Days	27
12.7	Severability	27
12.8	Captions	27
12.9	Counterparts and Execution	27
12.10	Rights and Remedies Cumulative	27
12.11	Failure to Exercise, etc.	27
12.12	Waiver of Partition	27
12.13	Submission to Jurisdiction	28
12.14	Waiver of Jury Trial	28
12.15	Dispute Resolution	28
12.16	Successors and Assigns	29

SCHEDULE

Schedule A	Co-Managing Members

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
DOMINARI FINANCIAL HERITAGE STRATEGIES LLC

This LIMITED LIABILITY OPERATING COMPANY AGREEMENT (this “Agreement”) of Dominari Financial Heritage Strategies LLC, a Delaware limited liability company (the “Company”), is entered into effective as of May 21, 2024 (the “Effective Date”), by and between Dominari Financial Inc., a Delaware corporation (“DF”) and Heritage Strategies LLC, a New York limited liability company (“HS”; DF and HS each referred to herein as a “Co-Managing Member” and collectively referred to herein as “Co-Managing Members”).

WHEREAS, the Co-Managing Members have caused the Company to be formed by filing the Company Certificate with the Secretary of State of the State of Delaware on November 22, 2023; and

WHEREAS, the Co-Managing Members desire to enter into this Agreement to set forth their respective rights, duties and obligations with respect thereto.

NOW, THEREFORE, in consideration of the mutual promises of the Co-Managing Members and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Co-Managing Members agree as follows:

I. DEFINITIONS

Certain capitalized terms used herein are defined parenthetically in this Agreement. Capitalized terms used but not defined parenthetically herein are defined in this Article I. Whenever appropriate in the context, terms used in this Agreement in the singular also include the plural, and vice versa, and each masculine, feminine or neuter pronoun shall also include the other genders. Unless otherwise expressly stated herein, all references to the term “including” shall be deemed to be interpreted as meaning “including, without limitation”. Unless otherwise expressly stated herein, all references to the phrase “applicable law” shall be deemed to include provisions of rules and regulations promulgated under applicable law. Except as otherwise expressly provided herein, all references herein to any contract, agreement, law, rule, regulation or other document shall refer to such contract, agreement, law, rule, regulation or other document as amended from time to time.

1.1 “Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as from time to time amended.

1.2 “Affiliate” , when used with respect to any particular Person, shall mean (i) any Person (as hereinafter defined) or group of Persons acting in concert that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such particular Person, (ii) any Person that is an officer, partner, member or trustee of, or serves in a similar capacity with respect to, such particular Person or of which such particular Person is an officer, partner, member or trustee or with respect to which such particular Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of fifty percent (50%) or more of any class of voting securities of, or otherwise has an equivalent beneficial interest in, such particular Person or of which such particular Person is directly or indirectly the owner of fifty percent (50%) or more of any class of voting securities or in which such particular Person has an equivalent beneficial interest. Notwithstanding the foregoing, neither Co-Managing Member shall be deemed to be an Affiliate of the other Co-Managing Member by virtue of being a Co-Managing Member of the Company. The definition of “Affiliate” as used in this Agreement shall not be affected by the Regulations under Code Section 752 describing certain “related” parties.

1.3 “Agreement” shall have the meaning ascribed to such term in the preamble hereto, as the same may be amended from time to time in accordance herewith.

1.4 “Book Basis” shall mean, with respect to any Company (as hereinafter defined) asset, initially, the Company asset’s adjusted basis for federal income tax purposes; provided, however: (i) if property is contributed to the Company, the initial Book Basis of such property shall equal its fair market value on the date of contribution; and (ii) if the Capital Accounts (as hereinafter defined) of the Co-Managing Members are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of any Company asset, the Book Basis of such Company asset shall be adjusted to equal its respective fair market value as of the time of such adjustment in accordance with such Treasury Regulation. The Book Basis of all Company assets shall be adjusted thereafter by depreciation as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of Company assets other than depreciation or amortization. The Book Basis of the Company assets shall be adjusted to reflect the then fair market value of the Company assets upon the occurrence of the events specified in Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(5)(i) and (ii).

1.5 “Business Day” shall mean any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by law to be closed for business.

1.6 “Business Property and Casualty Insurance” shall mean the Company’s business of, directly or indirectly, effecting contracts of business property and casualty insurance, including, without limitation, any sale of business property and casualty insurance policies and any activity conducted with the purpose of entering into or meeting insurance obligations under a business property and casualty insurance policy.

1.7 “Business Property and Casualty Insurance Net Cash Flow” shall mean any Net Cash Flow of the Company attributable to Business Property and Casualty Insurance.

1.8 “Capital Account” shall mean an account to be established and maintained by the Company for each of the Co-Managing Members as computed from time to time in accordance with Section 5.1(a) hereof.

1.9 “Capital Contribution” shall mean, with respect to a Co-Managing Member, a contribution to the capital (whether in cash or otherwise) of the Company made by such Co-Managing Member pursuant to this Agreement.

1.10 “Code” shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

1.11 “Co-Managing Members” shall mean the co-managing members of the Company, who shall be DF and HS.

1.12 “Company” shall have the meaning ascribed to such term in the preamble hereto.

1.13 “Company Certificate” shall mean that certain Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware, as the same may be amended from time to time.

1.14 “Company Minimum Gain” shall mean the excess of liabilities to which property of the Company is subject and for which no Member has any economic risk of loss, over the adjusted basis of such property for federal income tax purposes or, if such property is reflected on the Company’s books at a value that differs from its adjusted basis as permitted or required under Treasury Regulations Section 1.704-1(b)(2)(iv)(d) or (f), over the adjusted “book value” of the assets computed as required under Treasury Regulations Section 1.704-2(d)(3).

1.15 “DF” shall have the meaning ascribed to such term in the preamble hereto.

1.16 “Effective Date” shall have the meaning ascribed to such term in the preamble hereto.

1.17 “Family Office Business” shall mean engagement fees received directly under this agreement from clients in payment for Heritage Strategies LLC estate planning services, as defined by “The Book.” “The Book” is not to be confused with or have the same meaning as “Book Basis.”

1.18 “Family Office Net Cash Flow” shall mean any Net Cash Flow of the Company attributable to the Family Office Business.

1.19 “Family Office Sale” shall mean any sale or other disposition of all or substantially all of the Family Office Business and/or the assets comprising the Family Office Business.

1.20 “Fiscal Year” shall mean, with respect to the Company, the calendar year.

1.21 “Group Medical Insurance Business” shall mean the business of, directly or indirectly, effecting contracts of group medical insurance, including, without limitation, any sale of group medical insurance policies and any activity conducted with the purpose of entering into or meeting insurance obligations under a group medical insurance policy.

1.22 “Group Medical Insurance Earnout Proceeds” shall mean the Group Medical Insurance Net Capital Transaction Proceeds attributable to any Group Medical Insurance Sale, but only if (i) such Group Medical Insurance Net Capital Transaction Proceeds are received by the Company after the date of such Group Medical Insurance Sale, and are made as part of subsequent installments or earnout payments with respect to such Group Medical Insurance Sale, and do not comprise any portion of the initial base purchase price, and (ii) HS has continued to provide services to customers with respect to the Group Medical Insurance Business or assets sold from the date of such Group Medical Insurance Sale until the date of the Company’s receipt of such Group Medical Insurance Net Capital Transaction Proceeds.

1.23 “Group Medical Insurance Gross Revenue” shall mean all of the Company’s revenue derived from or otherwise attributable to the Group Medical Insurance Business other than Group Medical Insurance Net Capital Transaction Proceeds.

1.24 “Group Medical Insurance Net Capital Transaction Proceeds” shall mean (i) the proceeds of any Group Medical Insurance Sale, minus (ii) all costs and expenses incurred in connection with such sale or disposition and all costs and expenses incurred in connection with obtaining or collecting such proceeds.

1.25 “Group Medical Insurance Net Cash Flow” shall mean Group Medical Insurance Gross Revenue less all cash expenses and/or accrued expenses of the Company attributable to the Group Medical Insurance Business, including, without limitation, all Guaranteed Payments made by the Company to HS pursuant to Sections 7.4(a) and 7.4(b) hereof.

1.26 “Group Medical Insurance Sale” shall mean any sale or other disposition of all or substantially all of the Group Medical Insurance Business and/or the assets comprising the Group Medical Insurance Business.

1.27 “Guaranteed Payment” shall mean any payment made by the Company to DF or HS, as applicable, which is specifically designated as a “Guaranteed Payment” pursuant to this Agreement.

1.28 “HS” shall have the meaning ascribed to such term in the preamble hereto.

1.29 “Indemnitee” or “Indemnitees” shall have the meaning ascribed to such term in Section 10.2(b) hereof.

1.30 “Initial Capital Contribution” shall mean, with respect to a Co-Managing Member, the initial Capital Contribution made by such Person pursuant to this Agreement in the amount set forth on Schedule A attached hereto.

1.31 “Interest” shall mean, with respect to each Co-Managing Member, all of such Co-Managing Member’s (or Substituted Member’s (as hereinafter defined)) rights, interests, distributions, proceeds, profits and losses which it may own whether now existing or contingent, in or from the Company, including the right of such Co-Managing Member to any and all benefits to which such Co-Managing Member may be entitled and the obligations of such Co-Managing Member, as provided in this Agreement and the Act.

1.32 “Life Insurance Business” shall mean the business of, directly or indirectly, effecting contracts of insurance upon human life or the happening of any contingency dependent on human life, including, without limitation, any sale of life insurance policies and any activity conducted with the purpose of entering into or meeting insurance obligations under a life insurance policy.

1.33 “Life Insurance Earnout Proceeds” shall mean the Life Insurance Net Capital Transaction Proceeds attributable to any Life Insurance Sale, but only if (i) such Life Insurance Net Capital Transaction Proceeds are received by the Company after the date of such Life Insurance Sale, and are made as part of subsequent installments or earnout payments with respect to such Life Insurance Sale, and do not comprise any portion of the initial base purchase price, and (ii) HS has continued to provide services to customers with respect to the Life Insurance Business or assets sold from the date of such Life Insurance Sale until the date of the Company’s receipt of such Life Insurance Net Capital Transaction Proceeds.

1.34 “Life Insurance Gross Revenue” shall mean all of the Company’s revenue derived from or otherwise attributable to the Life Insurance Business other than Life Insurance Net Capital Transaction Proceeds.

1.35 “Life Insurance Net Capital Transaction Proceeds” shall mean (i) the proceeds of any Life Insurance Sale, minus (ii) all costs and expenses incurred in connection with such sale or disposition and all costs and expenses incurred in connection with obtaining or collecting such proceeds.

1.36 “Life Insurance Net Cash Flow” shall mean Life Insurance Gross Revenue less all cash expenses and/or accrued expenses of the Company attributable to the Life Insurance Business, including, without limitation, all Guaranteed Payments made by the Company to HS pursuant to Sections 7.2(a) and 7.2(b) hereof.

1.37 “Life Insurance Non-Renewal Gross Revenue” shall mean all Life Insurance Gross Revenue generated by the Company other than (i) Life Insurance Renewal Gross Revenue, and (ii) Life Insurance Transactional Gross Revenue.

1.38 “Life Insurance Renewal Gross Revenue” shall mean all Life Insurance Gross Revenue generated by the Company in excess of first year commissions.

1.39 “Life Insurance Sale” shall mean any sale or other disposition of all or substantially all of the Life Insurance Business and/or the assets comprising the Life Insurance Business.

1.40 “Life Insurance Transactional Gross Revenue” shall mean all Life Insurance Gross Revenue generated by the Company from transactional sales of policies. Meaning, the client who procures life insurance has not directly engaged Heritage for Family Office services.

1.41 “Losses” shall have the meaning ascribed to such term in Section 10.2(b) hereof.

1.42 “Member” shall mean each of the Co-Managing Members and any Substituted Member.

1.43 “Member Loan” shall mean the principal amount of and any interest accrued on any loan made pursuant to Section 4.2 hereof.

1.44 “Member Nonrecourse Debt Minimum Gain” shall mean an amount determined in accordance with Treasury Regulations Section 1.704-2(i)(3) and (g)(3) (substituting the word Member for partner therein) with respect to each recourse debt or Member Nonrecourse Debt that becomes a Nonrecourse Liability, as defined in Treasury Regulations Section 1.704-2(b)(3).

1.45 “Member Nonrecourse Debt” shall mean a loan to, or credit arrangement for the benefit of, the Company by a Member or by a person related to a Member (as defined in Treasury Regulations Section 1.752-4(b) (substituting the word Member for partner therein)), which by its terms exculpates the Members from personal liability on the debt, but under which such Member or related person bears the ultimate economic risk of loss within the meaning of Treasury Regulations Section 1.752-2 (substituting the word Member for partner therein), in accordance with Treasury Regulations Section 1.704-2(b)(4).

1.46 “Net Cash Flow” shall mean the proceeds generated from Company operations and dispositions or refinancings of Company assets less any portion thereof used to pay for Guaranteed Payments, principal of and interest on indebtedness of the Company (including Member Loans), salaries (including, without limitation, all payments made pursuant to Section 6.3(a) hereof), normal operating expenses (including, without limitation, all reimbursement of Company expenses pursuant to Section 6.3(b) hereof) or to establish sufficient working capital reserves, in each case as reasonably and jointly determined by the Co-Managing Members.

1.47 “Net Profit” and “Net Loss” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or tax loss for such year or period, determined in accordance with Code Section 703(a). For this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss, and the following adjustments shall be made:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or tax loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profit or Net Loss, shall be subtracted from such taxable income or tax loss;

(iii) If property other than cash has been contributed to the Company or the Capital Accounts of the Co-Managing Members have been adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) or otherwise, depreciation, amortization, gain or loss with respect to Company assets shall be computed by reference to the Book Basis of the Company assets, notwithstanding that the adjusted tax basis of a Company asset differs from its Book Basis, in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv)(g); and

(iv) Notwithstanding any other provision of this subsection, any items of income, gain, loss or deduction which are specially allocated pursuant to Article V hereof shall not be taken into account in computing Net Profits or Net Loss, but shall be separately allocated to the Co-Managing Members in accordance with such Article.

1.48 “Ownership Percentage” shall mean, as to each Co-Managing Member, the percentage reflecting the ratio which the Interests held by such Co-Managing Member bears to the aggregate Interests held by all Co-Managing Members. The initial Ownership Percentages of the Co-Managing Members are set forth on Schedule A hereto.

1.49 “Partnership Representative” shall have the meaning ascribed to such term in Section 5.10 hereof.

1.50 “Person” shall mean any individual, corporation, trust, partnership, joint venture, limited liability company, limited liability partnership or other entity.

1.51 “Personal Property and Casualty Insurance” shall mean the Company’s business of, directly or indirectly, effecting contracts of personal property and casualty insurance, including, without limitation, any sale of personal property and casualty insurance policies and any activity conducted with the purpose of entering into or meeting insurance obligations under a personal property and casualty insurance policy.

1.52 “Personal Property and Casualty Insurance Net Cash Flow” shall mean any Net Cash Flow of the Company attributable to Personal Property and Casualty Insurance.

1.53 “Private Placement Asset Management Fees” shall mean any asset management fees received by the Company which are derived from or otherwise attributable to the Private Placement Business.

1.54 “Private Placement Business” shall mean the Company’s business of, directly or indirectly, affecting contracts of Private Placement Life Insurance and Private Placement Variable Annuities.

1.55 “Private Placement Earnout Proceeds” shall mean the Private Placement Net Capital Transaction Proceeds attributable to any Private Placement Sale, but only if (i) such Private Placement Net Capital Transaction Proceeds are received by the Company after the date of such Private Placement Sale, and are made as part of subsequent installments or earnout payments with respect to such Private Placement Sale, and do not comprise any portion of the initial base purchase price, and (ii) HS has continued to provide services to customers with respect to the Private Placement Business or assets sold from the date of such Private Placement Sale until the date of the Company’s receipt of such Private Placement Net Capital Transaction Proceeds.

1.56 “Private Placement General Gross Revenue” shall mean all Private Placement Gross Revenue generated by the Company other than Private Placement Asset Management Fees.

1.57 “Private Placement Gross Revenue” shall mean all of the Company’s revenue derived from or otherwise attributable to the Private Placement Business other than Private Placement Net Capital Transaction Proceeds.

1.58 “Private Placement Net Capital Transaction Proceeds” shall mean (i) the proceeds of any Private Placement Sale, minus (ii) all costs and expenses incurred in connection with such sale or disposition and all costs and expenses incurred in connection with obtaining or collecting such proceeds, including, without limitation, all Guaranteed Payments made by the Company to HS pursuant to Section 7.3(c) hereof.

1.59 “Private Placement Net Cash Flow” shall mean Private Placement Gross Revenue less all cash expenses and/or accrued expenses of the Company attributable to the Private Placement Business, including, without limitation, all Guaranteed Payments made by the Company to HS pursuant to Sections 7.3(a) and 7.3(b) hereof.

1.60 “Private Placement Sale” shall mean any sale or other disposition of all or substantially all of the Private Placement Business and/or the assets comprising the Private Placement Business.

1.61 “Producer Commissions” shall mean payments made to a licensed Person in connection with or attributable to the generation of such sales or revenue pursuant to Section VII.

1.62 “Qualified Plan Business” shall mean the Company’s business of, directly or indirectly, affecting contracts of Retirement Plans for clients.

1.63 “Qualified Plan Earnout Proceeds” shall mean the Qualified Plan Net Capital Transaction Proceeds attributable to any Qualified Plan Sale, but only if (i) such Qualified Plan Net Capital Transaction Proceeds are received by the Company after the date of such Qualified Plan Sale, and are made as part of subsequent installments or earnout payments with respect to such Qualified Plan Sale, and do not comprise any portion of the initial base purchase price, and (ii) HS has continued to provide services to customers with respect to the Qualified Plan Business or assets sold from the date of such Qualified Plan Sale until the date of the Company’s receipt of such Qualified Plan Net Capital Transaction Proceeds.

1.64 “Qualified Plan Gross Revenue” shall mean all of the Company’s revenue derived from or otherwise attributable to the Qualified Plan Business other than Qualified Plan Net Capital Transaction Proceeds.

1.65 “Qualified Plan Net Capital Transaction Proceeds” shall mean (i) the proceeds of any Qualified Plan Sale, minus (ii) all costs and expenses incurred in connection with such sale or disposition and all costs and expenses incurred in connection with obtaining or collecting such proceeds.

1.66 “Qualified Plan Net Cash Flow” shall mean Qualified Plan Gross Revenue less all cash expenses and/or accrued expenses of the Company attributable to the Qualified Plan Business, including, without limitation, all Guaranteed Payments made by the Company to DF pursuant to Sections 7.5(a) and 7.5(b) hereof.

1.67 “Qualified Plan Sale” shall mean any sale or other disposition of all or substantially all of the Qualified Plan Business and/or the assets comprising the Qualified Plan Business.

1.68 “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.

1.69 “Subsidiary” shall mean, with respect to the Company, any corporation, limited liability company, partnership, association or business entity of which (i) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof, or (ii) if a corporation, a majority of the total voting power of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

1.70 “Substituted Member” shall have the meaning ascribed to such term in Section 9.2 hereof.

1.71 “Transfer” shall have the meaning ascribed to such term in Section 9.1 hereof.

1.72 “The Book” shall mean any planning services HS provides to clients whereby there is a signed engagement letter between the client and the Company.

1.73 “Treasury Regulations” shall mean the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.74 “Unreturned Capital” shall mean, with respect to each Co-Managing Member at any given time, the amount by which such Co-Managing Member’s Capital Contributions exceed all distributions made to such Member under Article VII hereof; provided, however, that Guaranteed Payments shall not be taken into account for purposes of computing a Member’s Unreturned Capital.

II. THE COMPANY; COMPANY PROPERTY

2.1 The Act; The Company Certificate. The rights, liabilities and obligations of the Co-Managing Members with respect to the Company shall be determined in accordance with the Act, the Company Certificate and this Agreement. To the extent anything contained in this Agreement modifies, supplements or otherwise affects any such right, liability, or obligation arising under the Act, this Agreement shall supersede the Act to the extent not restricted thereby.

2.2 Company Formation, Name and Office. The Company was formed as a limited liability company pursuant to the filing of the Company Certificate with the Secretary of State of the State of Delaware in accordance with the Act. The Company shall maintain a registered office in the State of Delaware, and the name and address of the Company’s registered agent in the State of Delaware shall be as set forth in the Company Certificate. The principal office of the Company shall be located at 725 Fifth Ave, 23rd Floor, New York, NY 10022, or at such other office as the Co-Managing Members shall designate. The Company may maintain such additional offices as may be designated from time to time by the Co-Managing Members for the purpose of carrying out the business of the Company.

2.3 Purposes of the Company. The purposes of the Company shall be to engage in any act or activity, as determined by the Co-Managing Members, for which a limited liability company may be organized under the laws of the State of Delaware.

2.4 Term of the Company. The term of the Company commenced on the date of the filing of the Company Certificate and shall continue in existence until dissolution (and subsequent termination of the Company after the winding up of its affairs) as provided in this Agreement.

2.5 Title to Property. Legal title to all assets of the Company shall be taken and at all times held in the name of the Company.

III. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties. Each Co-Managing Member acknowledges, represents and warrants to the other Co-Managing Member and the Company as of the Effective Date as follows:

(a) Power and Authority. Such Co-Managing Member has full legal capacity, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(b) No Conflicts. Neither the execution and delivery by such Co-Managing Member of this Agreement, nor the consummation by such Co-Managing Member of the transactions contemplated hereby:

(i) violates or conflicts with, or constitutes a default under, or results in a breach of, or gives rise to any right of termination, cancellation or acceleration under, or requires any consent, authorization or approval under, any term or provision of any material lien, lease, license, agreement, promissory note, indenture or other material contract to which such Co-Managing Member is a party or by which it or its assets or properties are bound; or

(ii) (A) except as otherwise provided in this Agreement, legally requires such Co-Managing Member to obtain any consent, authorization or approval of, or make any filing with, any governmental agency, body or instrumentality (whether federal, state, local or foreign) or other Person or (B) violates any provision of (1) any statute, rule or regulation (whether federal, state, local or foreign) or (2) any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree to which such Co-Managing Member is a party or to which such Co-Managing Member or any of his assets or properties is subject.

(c) Enforceability. This Agreement is a valid and binding agreement of such Co-Managing Member, enforceable against such Co-Managing Member in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally, and the application of equitable principles (whether considered in a proceeding at law or in equity).

IV. CAPITAL CONTRIBUTIONS

4.1 Initial Capital Contributions of the Co-Managing Members. Each Co-Managing Member’s Initial Capital Contribution, if any, is as set forth on Schedule A hereto.

4.2 Additional Capital Contributions or Loans. The liability of the Co-Managing Members to the Company is limited to their Capital Contributions. Additional Capital Contributions, or other funds, whether by way of contribution of capital, loan or otherwise, shall be required of the Co-Managing Members solely upon the unanimous agreement of the Co-Managing Members, in such amounts and in such percentages as the Co-Managing Members shall unanimously agree. If, upon the agreement of the Co-Managing Members, additional capital is required by the Company in the form of additional capital contributions, such additional capital contribution shall be made on terms as determined by the Co-Managing Members. In the event a loan or Capital Contribution required to be made by any Co-Managing Member is not made, the other Co-Managing Member may make such Capital Contribution. Notwithstanding anything contained herein to the contrary, in such event, the entire amount contributed by such member shall not be treated as a Capital Contribution but rather as a loan to the Company, which loan shall, unless otherwise unanimously agreed by the Co-Managing Members, bear interest at a rate per annum equal to the “applicable federal rate” (as defined in Section 1274(d) of the Code) plus two percent (2%). The Company shall execute and deliver to such contributing Co-Managing Member a promissory note in form and substance reasonably acceptable to such Co-Managing Member evidencing such obligation of the Company.

4.3 Additional Members. Additional Persons may be admitted to the Company as members from time to time by the issuance of Interests to such Persons with the unanimous consent of the Co-Managing Members in accordance with the terms and provisions of this Agreement. Additional Persons may be admitted as members to the Company, from time to time, pursuant to a Transfer of an Interest only if and to the extent permitted under Article IX hereof.

V. MAINTENANCE OF CAPITAL ACCOUNTS; ALLOCATIONS

5.1 Capital Accounts.

(a) Maintenance of Capital Accounts. An individual Capital Account shall be established and maintained for each Member from the inception of the Company in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations, including the rules permitting revaluations of the Company’s property pursuant to Section 1.704-1(b)(2)(iv)(f). Each Member’s Capital Account shall be increased by the value of each Capital Contribution made by the Member, allocations to such Member of the Net Profits and any other allocations to such Member of income pursuant to the Code and the Treasury Regulations. Each Member’s Capital Account shall be decreased by the amount of distributions made to such Member, allocations to such Member of Net Losses and any other allocations to such Member of loss pursuant to the Code and the Treasury Regulations.

(b) Compliance with Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Partnership Representative shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the Partnership Representative may make such modification.

5.2 Withdrawal of Capital. No Co-Managing Member shall have the right to withdraw all or any portion of his capital (or the capital of any predecessor member) from the Company.

5.3 No Interest on Capital. No Co-Managing Member shall be entitled to any interest on any capital contributed by his predecessor in interest in the Company.

5.4 No Liability for Returns of Capital of Other Co-Managing Members. No Co-Managing Member shall be liable for the return of the Capital Contributions of the other Co-Managing Member.

5.5 Allocations of Net Profit and Net Loss

(a) Net Profit. After giving effect to the allocations provided in Section 5.5(b), and subject to the other provisions of this Article V, Net Profits and Net Losses of the Company for each Fiscal Year or other relevant period shall be allocated to the Members in such a manner as to cause the balance in the Capital Account of each Member, as adjusted to reflect the allocations provided hereunder, to be equal to the aggregate amount of cash such Member would receive if all the assets of the Company were sold for an amount of cash equal to the Company’s book value, all debt obligations were satisfied in accordance with their respective terms and the remaining cash was distributed as provided in Section 11.2 hereof.

(b) Section 704(c) Allocations. Notwithstanding the provisions of Sections 5.5(a), during all periods in which the Company is treated as a partnership for federal, state and local income and franchise tax purposes:

(i) If any Member contributes property to the Company, all items of income, gain, loss or deduction (including depreciation and amortization deductions) with respect to such property shall be allocated among the Members for tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder (including, but not limited to, Treasury Regulation Section 1.704-3(b) setting forth the “traditional method” for making Section 704(c) allocations).

(ii) If, as the result of a proper revaluation of Company property and the Members’ Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f), property is reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then income, gain, loss and deductions (including depreciation and amortization deductions) with respect to such property shall be allocated among the Members in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder, including Treasury Regulation Section 1.704-1(b)(4)(i)

5.6 Tax Allocations Generally. Anything contained herein to the contrary notwithstanding, the requirements set forth in Treasury Regulations Sections 1.704-1 and 1.704-2 which are imposed for allocations to have economic effect or to be consistent with the Members’ interest in the Company are hereby incorporated by reference as if fully set forth herein.

5.7 Minimum Gain Chargeback Provisions. Notwithstanding any other provision of this Agreement, the following allocations shall be made prior to any other allocation under this Agreement during all periods in which the Company is treated as a partnership for federal, state and local income and franchise tax purposes:

(a) If there is a net decrease in Company Minimum Gain during any Fiscal Year so that an allocation is required by Treasury Regulation Section 1.704-2(f)(l), items of income and gain shall be allocated to Members in the manner and to the extent required by such provision of the Treasury Regulations (provided, however, that any reference to a partner in the Treasury Regulations shall be deemed to refer to a Member). This provision is intended to be a minimum gain chargeback within the meaning of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied consistently therewith.

(b) If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year so that an allocation is required by Treasury Regulations Section 1.704-2(i)(4), items of income and gain shall be allocated in the manner and to the extent required by such provision of the Treasury Regulations (provided, however, that any reference to a partner in the Treasury Regulations shall be deemed to refer to a Member).

(c) Any Member Nonrecourse Deduction, as defined in Treasury Regulations Section 1.704-2(i)(2) (substituting the word Member for any references therein to a partner) shall be allocated to the Member who bears the economic risk of loss with respect to the loan giving rise to such deduction within the meaning of Regulations Section 1.752-2(a).

(d) For purposes of calculating the Members’ shares of “excess nonrecourse liabilities” of the Company (within the meaning of Treasury Regulation Section 1.752-3(a)(3)), each Member’s interest in Company profits shall be deemed to be equal to its allocable share of Net Profits to be made pursuant to Section 5.5(a).

5.8 Other Allocation Rules.

(a) In the event additional Members are admitted to the Company on different dates during any Fiscal Year, or their interests in the Company otherwise vary during the year, the Net Profits or Net Losses shall be allocated to the Members in accordance with Section 706 of the Code, using any convention permitted by law and selected by unanimous consent of the Co-Managing Members.

(b) For purposes of determining the Net Profits, Net Losses or any other items allocable to any period for which this Section 6.5 is applicable, Net Profits, Net Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by unanimous consent of the Co-Managing Members using any permissible method under Section 706 of the Code and the Treasury Regulations.

(c) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Profits or Net Losses for the year.

(d) Anything contained in this Agreement to the contrary notwithstanding, if a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that creates or increases a deficit Capital Account balance with respect to such Member, items of Company gross income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate such excess deficit Capital Account balance as quickly as possible; provided that an allocation pursuant to this Section shall be made only if, and to the extent that, such Member would have a deficit Capital Account balance after all other allocations provided for in this Article VI tentatively have been made as if this Section were not in the Agreement. This Section is intended to comply with, and shall be interpreted consistently with the “qualified income offset” provisions of the Treasury Regulations promulgated under Code Section 704(b).

5.9 Treatment of Company. The Co-Managing Members intend that the Company will be treated as a partnership, rather than an association taxable as a corporation, for federal income tax purposes, and shall make no election, and no Co-Managing Member shall make any such election, under Treasury Regulations Section 301.7701-3(c).\

5.10 Tax Controversies.

(a) Dominari Financial Inc. is hereby designated as the Company’s “partnership representative”, as such term is defined in Section 6223 of the Code, and under any comparable provision of state law (the “Partnership Representative”), except to the extent that he does not qualify as the Partnership Representative, in which case the Co-Managing Members shall, in their sole and absolute discretion, designate an alternative Partnership Representative. The Partnership Representative shall have the authority to take any and all actions that the Partnership Representative is authorized to take relating to partnership audits under the Code. The Partnership Representative shall be entitled to take such actions on behalf of the Company in any and all proceedings with the U.S. Internal Revenue Service (“IRS”) and other tax authorities, and any resulting administrative and judicial proceedings, as it deems to be in the best interests of the Company without regard for whether such actions result in a settlement of tax matters favorable to some Members and adverse to other Members. The designations made in this Section 5.10(a) are hereby approved by each Member as an express condition to being a Member. The Partnership Representative shall be indemnified by the Company (solely out of Company assets) with respect to any action brought against it in connection with the settlement of any such proceeding.

(b) If any U.S. state or local, or non-U.S. tax law provides for a partnership representative, or a person having similar rights, powers, authority or obligations, the Partnership Representative, or its designee, shall also serve in such capacity. In all other cases, the Partnership Representative shall represent the Company in all tax matters to the extent allowed by law.

(c) Expenses incurred by the Partnership Representative in connection with any tax proceeding shall be borne by the Company. Such expenses shall include fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.

(d) Any decisions made by the Partnership Representative as set forth in this Section 5.10, including whether or not to settle or contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest shall be made in the Partnership Representative’s discretion.

(e) In the event of an audit of the Company by the IRS, the Partnership Representative shall use its commercially reasonable efforts to minimize the likelihood that any Member or former Member will bear any material tax as a result of any audit or proceeding that is attributable to another Member or former Member (other than a predecessor in interest). The Partnership Representative is hereby authorized to take any action, including making any necessary or appropriate adjustments to this Agreement and to the distributions and allocations under Articles V and VII hereof, to cause the financial burden of any “imputed underpayment” as determined under Section 6225 of the Code (“Imputed Underpayment”) and associated interest, adjustments to tax and penalties arising from a partnership-level audit adjustment that are imposed on the Company to be borne by the Members and former Members to whom such Imputed Underpayment relates, as determined by the Partnership Representative after consulting with the Company’s accountants or other advisers, taking into account any differences in the amount of taxes attributable to each Member and former Member as a result of such Member’s status, nationality or other characteristics. Each Member and former Member hereby severally indemnifies and holds the Company and the Partnership Representative harmless for such Member’s or former Member’s respective portion of the financial burden of an Imputed Underpayment as provided for in the foregoing sentence.

5.11 Tax Treatment of Guaranteed Payments. All Guaranteed Payments made by the Company to DF or HS, as applicable, pursuant to this Agreement shall be treated as guaranteed payments under Section 707(c) of the Code for federal, state and local income tax purposes, and shall be treated as deductions of the Company in computing Net Cash Flow.

VI. MANAGEMENT OF THE COMPANY

6.1 Management Generally. The business and affairs of the Company shall be managed by and under the joint direction of the Co-Managing Members by unanimous consent, and all powers of the Company may be exercised by either of the Co-Managing Members, subject in all instances to the terms and provisions of this Agreement. The exercise by the Co-Managing Members of any or all of their rights of management, approval or consent under this Agreement shall not in any event affect the Co-Managing Members’ status or limited liability as a limited liability member of the Company. The Co-Managing Members shall take all reasonable action as may be necessary or appropriate for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Co-Managing Members or to enable the Company to conduct the business in which it is engaged.

6.2 Clients of the Company. . Any client engaged to receive any service from the Company shall be, only with respect to such service, a client of the Company, and not a client of any individual Co-Managing Member.  With respect to any potential client identified by a Co-Managing Member but not already engaged by a Co-Managing Member (“Potential Client”), the following procedure shall apply:

(a) The Co-Managing Member identifying such Potential Client shall provide its name in writing to the other Co-Managing Member(s) along with an identification, if known, of the potential service to be provided;

(b) within five business days, or in such other timely fashion as the Co-Managing Members may agree, the other Co-Managing Member(s) shall communicate in writing to each other as to whether such Potential Client is approved to be engaged by the Company; and

(c) if the Co-Managing Members agree, the Potential Client may be engaged by the Company.

In the event of a dispute as to whether such Potential Client may be engaged by the Company, the Co-Managing Members shall use their best effort to resolve such dispute and shall not engage such Potential Client for any services until such dispute is resolved, such resolution to be documented in writing.  All writings required under this paragraph may be accomplished through email, facsimile, letter, or any other acceptable business means.

6.3 Authority of the Co-Managing Members.

(a) Each of the Co-Managing Members shall have all rights and powers that may be possessed by a limited liability company member or manager under the Act. Each of the Co-Managing Members shall have the authority to carry out any and all of the objects and purposes of the Company and to perform all acts which they may deem necessary or desirable as provided herein and which are not otherwise prohibited by applicable law. The Co-Managing Members acknowledge and agree that (i) DF shall be responsible for managing the day-to-day operations of the Company, and (ii) HS shall be responsible for handling administrative work as needed between the Company and insurance companies. Both of the Co-Managing Members shall share sales responsibilities with respect to the Company.

(b) Prior to the consummation of any transaction contemplated hereby in this Agreement, each of the Co-Managing Members shall obtain any required consent, licensing, authorization or approval of, or make any required filing with, any governmental agency, body or instrumentality (whether federal, state, local or foreign) or other Person as appropriate.

6.4 Compensation; Reimbursement of Expenses.

(a) The Company may pay compensation to each of the Co-Managing Members and salaries to any other Person, in such amounts as are determined by the unanimous consent of the Co-Managing Members.

(b) The Co-Managing Members shall be entitled to reimbursement from the Company for all reasonable, documented expenses of the Company that the Co-Managing Members pay for or incur on behalf of the Company in connection with the formation and operation of the Company and in the course of performing Company business.

6.5 Commingling. The Company funds and assets shall not be commingled with the funds or property of any other Person, including the funds or property of any Co-Managing Member.

VII. DISTRIBUTIONS AND PAYMENTS

7.1 Distributions and Payments Generally. Subject to Section 7.10, the Co-Managing Members shall cause the Company to make distributions of available Net Cash Flow to the Co-Managing Members only at such times and in such amounts as the Co-Managing Members shall unanimously agree. Payments of Guaranteed Payments and distributions of Net Cash Flow shall be made to the Co-Managing Members as set forth in Section 7.2 through Section 7.10 below.

7.2 Life Insurance..

(a) Renewal Revenue. All Life Insurance Renewal Gross Revenue shall be paid by the Company to HS as a Guaranteed Payment.

(b) Other Non-Transactional Revenue. Fifty percent (50%) of all Life Insurance Non-Renewal Gross Revenue shall be paid by the Company to HS as a Guaranteed Payment.

(c) Earnout Proceeds. Fifty percent (50%) of all Life Insurance Earnout Proceeds shall be paid by the Company to HS as a Guaranteed Payment.

(d) Other Net Cash Flow and Net Capital Transaction Proceeds. After full deduction for any payment of Guaranteed Payments as set forth in Sections 7.2(a), 7.2(b) and 7.2(c) above, all remaining amounts of Life Insurance Net Cash Flow and Life Insurance Net Capital Transaction Proceeds shall be distributed to the Co-Managing Members, pro rata, in proportion to their respective Ownership Percentages.

7.3 Private Placement..

(a) Asset Management Fees. All Private Placement Asset Management Fees shall be paid by the Company to DF as a Guaranteed Payment.

(b) Other Gross Revenue. Fifty percent (50%) of all Private Placement General Gross Revenue shall be paid by the Company to HS as a Guaranteed Payment.

(c) Earnout Proceeds. Fifty percent (50%) of all Private Placement Earnout Proceeds shall be paid by the Company to HS as a Guaranteed Payment.

(d) Other Net Cash Flow and Net Capital Transaction Proceeds. After full deduction for any payment of Guaranteed Payments as set forth in Sections 7.3(a), 7.3(b) and 7.3(c) above, all remaining amounts of Private Placement Net Cash Flow and Private Placement Net Capital Transaction Proceeds shall be distributed to the Co-Managing Members, pro rata, in proportion to their respective Ownership Percentages.

7.4 Group Medical Insurance.

(a) Gross Revenue. Fifty percent (50%) of all Group Medical Insurance Gross Revenue shall be paid by the Company to HS as a Guaranteed Payment.

(b) Earnout Proceeds. Fifty percent (50%) of all Group Medical Insurance Earnout Proceeds shall be paid by the Company to HS as a Guaranteed Payment.

(c) Other Net Cash Flow and Net Capital Transaction Proceeds. After full deduction for any payment of Guaranteed Payments as set forth in Sections 7.4(a) and 7.4(b) above, all remaining amounts of Group Medical Insurance Net Cash Flow and Group Medical Insurance Net Capital Transaction Proceeds shall be distributed to the Co-Managing Members, pro rata, in proportion to their respective Ownership Percentages.

7.5 Qualified Plans.

(a) Gross Revenue. Thirty percent (30%) of all Qualified Plan Gross Revenue shall be paid by the Company to DF as a Guaranteed Payment for Producer Commissions.

(b) (b) All Qualified Plans Net Cash Flow shall be distributed to the Co-Managing Members, pro rata, in proportion to their respective Ownership Percentages.

7.6 Business Property and Casualty Insurance.

(a) Gross Revenue. Thirty percent (30%) of all Business Property and Casualty Insurance Gross Revenue shall be paid by the Company to DF as a Guaranteed Payment for Producer Commissions.

(b) All Business Property and Casualty Insurance Net Cash Flow shall be distributed to the Co-Managing Members, pro rata, in proportion to their respective Ownership Percentages.

7.7 Personal Property and Casualty Insurance.

(a) Gross Revenue. Thirty percent (30%) of all Personal Property and Casualty Insurance Gross Revenue shall be paid by the Company to DF as a Guaranteed Payment for Producer Commissions.

(b) All Personal Property and Casualty Insurance Net Cash Flow shall be distributed to the Co-Managing Members, pro rata, in proportion to their respective Ownership Percentages.

7.8 Family Office. All Family Office Net Cash Flow shall be distributed solely to HS; provided, however, that in the event of a Family Office Sale, DF shall be assigned all contracts from the acquiror with respect to such Family Office Sale, such that DF has complete access to all books and records of the Company and/or HS which are in any way related to or connected with the Family Office Business.

7.9 Other Distributions. Except as specifically set forth in Sections 7.2 through 7.8 above, any Net Cash Flow of the Company shall be distributed to the Co-Managing Members, pro rata, in proportion to their respective Ownership Percentages.

7.10 Tax Distributions. Notwithstanding anything in this Agreement to the contrary, to the extent the Company has not previously made distributions to the Co-Managing Members equal to the Tax Distribution (as defined below), the Company shall distribute to each Co-Managing Member, within ninety (90) days following the end of the Company’s taxable year (the “Current Year”), an amount in cash equal to (a “Tax Distribution”), when combined with all other distributions to such Co-Managing Member on account of the Current Year, the product of (x) the percentage equal to the highest combined federal, state and local marginal income tax rate to which any Co-Managing Member is subject for such Current Year (and, for this purpose, taking into account all deductions for state and local income taxes that such Co-Managing Member would be entitled to claim for such taxable year in respect of Company net taxable income), and (y) the excess, if any, of (i) the aggregate net taxable income allocated to such Co-Managing Member in the Current Year, over (ii) the aggregate net taxable loss allocated to such Co-Managing Member in all preceding taxable years. A distribution to any Co-Managing Member pursuant to this Section 7.10 shall reduce in the same order of priority and on a dollar for dollar basis until fully recovered any distribution to which a Member is otherwise entitled under Article VII above.

VIII. ACCOUNTING PROCEDURES

8.1 Fiscal Year. The Fiscal Year shall end on December 31 of each year.

8.2 Books of Account. At all times during the existence and continuance of the Company, the Co-Managing Members shall cause to be kept accurate, complete, and proper books, records, and accounts pertaining to the Company’s affairs, including: (a) a list of the Capital Contributions, Ownership Percentages and Capital Accounts of the Co-Managing Members, (b) a copy of the Company Certificate and all amendments thereto and all powers of attorney pursuant to which any certificate has been executed, (c) an original copy of the Agreement and all amendments thereto, (d) copies of the Company’s federal and state tax returns and financial statements, and (e) the Company’s books and records. All books, records, and accounts of the Company shall be kept at its principal office or at such other office as the Co-Managing Members may designate for such purpose.

8.3 Preparation and Filing of Income Tax Returns and Other Writings. The Partnership Representative shall cause the Company’s accountant to prepare, and timely file, all Company tax returns, and shall timely make all other filings required by any governmental authority having jurisdiction to require such filing, the cost of which shall be borne by the Company. The Partnership Representative shall also cause to be delivered to the Co-Managing Members, within ninety (90) days after the expiration of each tax year of the Company, a Form K-1 prepared by the Company’s accountant. This form shall show the allocation of profits and losses of the Company for federal income tax purposes, including all separately stated items, to each Co-Managing Member. No election shall be made by the Company or either Co-Managing Member to be excluded from the application of the provisions of subchapter K of the Code or from any similar provision of state tax laws.

8.4 Special Basis Adjustment. In connection with any Transfer of Interest permitted by the terms of this Agreement, the Transferring Co-Managing Member may cause the Company, at the written request of the transferor, the transferee or the successor to such Interest (and shall cause the Company, in the case of a Transfer to or from an Affiliate of a Co-Managing Member) on behalf of the Company and at the time and in the manner provided in Treasury Regulations Section 1.754-1(b) (or any like statute or regulation then in effect), to make an election to adjust the basis of the Company’s property in the manner provided in Sections 734(b) and 743(b) of the Code (or any like statute or regulation then in effect), and such transferee shall pay all costs incurred by the Company in connection therewith, including, without limitation, reasonable attorneys’ and accountants’ fees.

8.5 Taxation. The Co-Managing Members intend that the Company shall be treated as a partnership for Federal, state, local and foreign income and franchise tax purposes and shall take all reasonable actions including the amendment of this Agreement and the execution of other documents, as may be reasonably required to qualify for and receive treatment as a partnership for Federal income tax purposes.

IX. TRANSFERS OF INTERESTS

9.1 Limitation on Transfers of Interest. Except as otherwise provided in Section 9.5, Section 9.6 and Section 9.7, no holder of an Interest may sell, assign, transfer, dispose, pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber, either voluntarily, involuntarily or by operation of law (collectively, a “Transfer”) all or any part of its Interest without the prior written consent of both Co-Managing Members. Notwithstanding the foregoing, any Co-Managing Member may make a Transfer of all or part of its Interest to one or more Affiliates of such Co-Managing Member, provided that (i) no assignee of all or part of such Interests shall be admitted as a Substituted Member of the Company without compliance with Section 9.2 below, and (ii) upon such permitted Transfer, the Transferring Member or its representative shall promptly give written notice thereof to the Company.

9.2 Substituted Members; Certain Documents. An assignee or transferee who receives an Interest in compliance with Sections 9.1 through 9.4 hereof shall be recognized by the Company as a “Substituted Member” upon the date on which the Company is notified in writing of the assignment. In the absence of Transfer of Interest in accordance with Sections 9.1 through 9.4 hereof, any payment to a Co-Managing Member or to its legal representatives shall acquit the Company and the Co-Managing Members of all liability to any other Persons who or which may be interested in such payment by reason of a Transfer by, or the death or termination of, such Co-Managing Member. Each Substituted Member, as a condition to such Substituted Member’s admission as a member of the Company, shall execute and acknowledge such instruments (including, without limitation, a power of attorney), in form and substance satisfactory to the remaining Co-Managing Member to effectuate such admission and to confirm the agreement of the Substituted Member to be bound by all the terms and provisions of this Agreement with respect to the Interest (or portion thereof) acquired. All reasonable expenses, including attorneys’ fees incurred by the Company in this connection, shall be borne by such Substituted Member.

9.3 Legal Capacity of Assignee; Tax Effects. Anything in this Article IX or elsewhere in this Agreement to the contrary notwithstanding, no Transfer of all or any portion of a Co-Managing Member’s Interest shall be made or shall be effective if such Transfer would (in the opinion of the Company’s legal counsel, which shall be conclusive for this purpose): (i) jeopardize the tax status of the Company as a partnership or disregarded entity, or (ii) cause the Company to become a “publicly traded partnership” as defined in the Code.

9.4 Securities Laws Matters. Anything in this Article IX or elsewhere in this Agreement to the contrary notwithstanding, no Transfer of all or any portion of a Co-Managing Member’s Interest in the Company shall be made or shall be effective: (i) if such Transfer violates or would (with the passage of time or otherwise) violate any law, regulation, rule or order, including all federal and state securities and tax laws, and (ii) unless, prior to the consummation thereof (A) all assignees and transferees with respect thereto shall have made to the Company in writing all of the representations required, in the reasonable judgment of the Co-Managing Members, to ensure compliance with applicable laws, including all federal and state securities laws and (B) if required in the discretion of the Co-Managing Members, the Company is provided with an opinion of its legal counsel, or other legal counsel satisfactory to the Company’s counsel, stating that such Transfer is exempt from the Securities Act, and is permissible under all other applicable federal and state securities laws without registration or qualification of any security or any person.

9.5 Right of First Refusal.

(a) Prior to any Transfer of its Interest, a Co-Managing Member (the “Offering Member”) shall give to the other Co-Managing Member (the “Responding Member”) a notice in writing (the “ROFR Notice”), stating its intention to dispose of its Interest in the Company and setting forth (i) the identity of the proposed transferee and (ii) the terms and conditions of such proposed Transfer. The Responding Member shall have a period of thirty (30) days, commencing with the date on which such notice is transmitted (the “Election Period”), to give notice in writing (the “Notice of Election”) to the Offering Member that it will purchase all and not less than all of the offered Interest. If such Notice of Election is delivered to the Offering Member, then the Responding Member shall purchase all and not less than all of the offered Interest in accordance with the terms and conditions set forth in the ROFR Notice.

(b) If the Responding Member does not timely exercise its option to purchase all of the offered Interest, then the Offering Member shall have the right to sell the offered Interest to the proposed transferee (the “Proposed Transferee”) for a price not less than, and on terms not more favorable than, the price and terms offered to the Responding Member; provided that such Transfer (A) occurs within sixty (60) days following the expiration of the Election Period and (B) complies with the provisions of Section 9.2.

9.6 Drag Along. Subject to the rights provided in Section 9.5, which shall come before this Section 9.6, in the event that the Offering Member sells its Interest in accordance with Section 9.5(b), the Offering Member shall have the right, exercisable in its sole discretion, to elect to require the Responding Member to sell the Responding Member’s entire Interest on the terms and conditions applicable to the Interest being sold by the Offering Member. Any such election must be made no later than ten (10) days after the expiration of the Election Period. The Responding Member shall take such other necessary or desirable actions in connection with the consummation of the sales of the Interests as are reasonably requested by the Offering Member. The obligations of the Responding Member under this Section 9.6 are subject to the satisfaction of the condition that upon the consummation of the sales of the Interests, each Member will receive for or with respect to his Interest the same form of consideration and a pro rata portion of the total consideration paid in the sale of the Offering Member’s Interest. No Member shall, to the extent appraisal rights are otherwise available under the Act, have the right to an appraisal of his Interest in connection with this Section 9.6.

9.7 Tag Along. In the event that the Offering Member sells its Interest in accordance with Section 9.5(b), but does not elect to require the Responding Member to sell the Responding Member’s entire Interest pursuant to Section 9.6, the Responding Member shall have the right, exercisable in its sole discretion, to elect to sell all of its Interest to the Proposed Transferee on the same terms and conditions as the Offering Member sells its Interest in accordance with Section 9.5(b). Any such election must be made no later than ten (10) days after the expiration of the Election Period. If the Responding Member makes the election described in this Section 9.7, the Responding Member shall have the right to participate in the sale of Interests described in Section 9.5(b); provided, that the Responding Member will make such representations and warranties as may be required by the Proposed Transferee; provided, that such representations and warranties are substantially similar to the representations and warranties provided by the Offering Member. In the event that the Responding Member elects to sell its Interest to the Proposed Transferee pursuant to this Section 9.7, the Proposed Transferee shall purchase the Responding Member’s entire Interest; provided, however, that the Proposed Transferee may purchase less than Responding Member’s entire Interest if the portion of the Responding Member’s Interest being purchased by the Proposed Transferee is equal (on a pro rata basis, based on the Ownership Percentages of the Offering Member and the Responding Member) to the portion of the Offering Member’s Interest being purchased by the Proposed Transferee.

X. LIMITATIONS ON LIABILITY; INDEMNIFICATION

10.1 Liability of Co-Managing Members. The Co-Managing Members shall have no personal liability for the obligations of the Company, whether to the Company, to each other, or to the creditors of the Company. Notwithstanding anything to the contrary contained in this Agreement, the liability of a Co-Managing Member for the operating or other losses of the Company shall in no event exceed, in the aggregate, the amount of such Co-Managing Member’s Capital Contributions and no creditors shall have the right to attach or garnish or compel the contribution by either Co-Managing Member of any additional sums of capital. Except as may otherwise be required by the Act, no Co-Managing Member shall be liable for a return of any Company assets delivered to such Co-Managing Member.

10.2 Liability and Indemnification .

(a) To the fullest extent permitted by applicable law, as amended statutorily or interpreted, no Person acting in its capacity as a Co-Managing Member shall be personally liable to the Company or its members for money damages. No amendment of this Agreement or repeal of any of its provisions shall limit or eliminate the benefits provided to the Co-Managing Members under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

(b) The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Co-Managing Member, employee and their respective Affiliates (in this context, each, an “Indemnitee” and, collectively, the “Indemnitees”) from and against any losses, claims, damages, liabilities or actions (“Losses”), joint or several, to which such Indemnitees may be subject by virtue of any act performed by such Indemnitee, or omitted to be performed by any such Indemnitee, in connection with the business of the Company or its formation, and shall reimburse each such Indemnitee for any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating, defending or preparing to defend any such Loss; provided, however, that the Company shall not be liable to any Indemnitee for any Loss to the extent that in the final judgment of a court of competent jurisdiction such Loss is found to arise from such Indemnitee’s gross negligence or willful misconduct; and, provided further, that the Company shall not be liable to any Indemnitee for any Losses relating to or arising from any action brought by one Co-Managing Member against another Co-Managing Member. Expenses incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding arising out of or in connection with this Agreement or the Company’s business or affairs shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the Indemnitee to repay such amount plus reasonable interest in the event that it shall ultimately be determined that the Indemnitee was not entitled to be indemnified by the Company in connection with such action. The foregoing rights of indemnification shall not be exclusive of any other rights to which Indemnitee may be entitled. No amendment of this Agreement shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. The Company may carry insurance protecting it and potential Indemnitees from liabilities to third parties, to the extent practicable.

10.3 Indemnification Rights Cumulative. The indemnification rights contained in this Article X shall be cumulative of, and in addition to, any and all rights, remedies and other recourse to which an Indemnitee shall be entitled, whether pursuant to the provisions of this Agreement, at law or in equity. Indemnifications shall be made solely and entirely from the assets of the Company and no Co-Managing Member shall be personally liable to the Indemnitees under this Article X.

XI. TERMINATION

11.1 Dissolution and Termination.

(a) The Company shall be dissolved and its business wound up and terminated on the earlier of:

(i) The date on which the Company is terminated or dissolved by operation of law or judicial decree;

(ii) Unless, following the occurrence of any of the following events, the remaining Co-Managing Member agrees to continue the Company within ninety (90) days after: (A) the commencement of a case by a Co-Managing Member seeking relief under any provision or chapter of the Federal Bankruptcy Code or any other federal or state law relating to bankruptcy, insolvency or reorganization, (B) an adjudication that a Co-Managing Member is insolvent, bankrupt, insane or incompetent, (C) the entry of an order for relief under the Federal Bankruptcy Code with respect to a Co-Managing Member, (D) the filing of any such petition under the Federal Bankruptcy Code against a Co-Managing Member, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing, (E) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of a Co-Managing Member unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Co-Managing Member, (F) the execution by a Co-Managing Member of a general assignment for the benefit of creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of his debts, (G) the failure of a Co-Managing Member to pay his debts as they mature or the failure generally of a Co-Managing Member to pay his debts as they become due, (H) the levy, attachment, execution or other seizure of all or substantially all of the assets of a Co-Managing Member, or (I) the admission by a Co-Managing Member in writing of his inability to pay his debts as they mature or that it is generally not paying his debts as they become due; or

(iii) Upon the election by either of the Co-Managing Members to cause the termination of the Company.

(b) Upon termination of this Agreement and the Company, the Co-Managing Members shall take all actions necessary to orderly liquidate the Company’s assets and make and maintain appropriate reserves for then existing and potential obligations and contingent liabilities of the Company. Upon termination for any reason whatsoever, the Company shall thereafter engage in no further business other than that necessary to wind up the business of the Company and to distribute the Company’s assets.

11.2 Proceeds from Liquidation. Proceeds from liquidation shall be applied promptly after receipt in the following order of priority:

(a) Company Debts. First, to pay all debts or other evidences of indebtedness of the Company, including any Member Loans (which Member Loans shall be satisfied pro rata);

(b) Reserves. Second, to establish reserves for known and unknown liabilities; and

(c) Co-Managing Members. Thereafter, to the Co-Managing Members, as follows: (i) first, to the Co-Managing Members in an amount equal to, and in proportion to, their Unreturned Capital, if any; and (ii) thereafter, to the Co-Managing Members in accordance with Article VII. For purposes of the application of this Section 11.2 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Company shall be treated as realized and recognized immediately before the date of distribution. If a Co-Managing Member shall, upon the advice of counsel, determine that there is a reasonable likelihood that any distribution in kind of an asset would cause such Co-Managing Member to be in violation of any law, regulation or order (including because such distribution in kind would result in a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended or Section 4975 of the Code), such Co-Managing Member or the liquidator shall each use its best efforts to make alternative arrangements for the sale or transfer into an escrow account of any such distribution on mutually agreeable terms. Any distributions to the Co-Managing Members under this Article XII upon liquidation shall be made by the end of the taxable year in which the liquidation of the Company occurs (or if later, within ninety (90) days after the date of such liquidation).

XII. MISCELLANEOUS PROVISIONS

12.1 Notices.

(a) Generally. All notices, demands, approvals, consents or requests provided for or permitted to be given pursuant to this Agreement must be in writing.

(b) Manner of Notice. All notices, demands, approvals, consents and requests to be sent to the Company or the Co-Managing Members pursuant to the terms hereof shall be deemed to have been properly given or served, if personally delivered, sent by recognized messenger or next day courier service, or sent by United States mail, facsimile transmission to the addresses or facsimile numbers listed below, and will be deemed received, unless earlier received: (a) if sent by express, certified or registered mail, return receipt requested, when actually received or delivery refused; (b) if sent by messenger or courier, when actually received or refused; (c) if sent by facsimile transmission, on the date sent, with confirmation of receipt; (d) if delivered by hand, on the date of delivery or refusal; and (e) if sent by first-class mail, five days after it was mailed, unless returned to sender for any reason by the United Stated Postal Service, but not at the request of the addressee. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent.

If to the Company
or DF:	Dominari Financial Inc.
725 Fifth Avenue, 23rd Floor
New York, NY 10022

If to the Company
or HS:	Heritage Strategies LLC
135 Crossways Park Dr. #402
Woodbury, NY 11797

in each case, with a copy to:	Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Attention: Robert F. Charron, Esq.

12.2 Governing Law. This Agreement is made pursuant to and shall be construed in accordance with the internal laws of the State of Delaware, without regard to the principles of the conflicts of laws thereof.

12.3 Amendments. The Co-Managing Members may amend this Agreement at any time or for any reason upon their unanimous consent.

12.4 Entire Agreement. This Agreement, together with the schedule attached hereto and as the same may be amended from time to time in accordance with the terms hereof, contains the entire agreement among the Co-Managing Members relating to the subject matter hereof and there are no other or further agreements outstanding not specifically mentioned herein.

12.5 Confidentiality.

(a) Definition: “Confidential Information” shall mean any confidential or proprietary information, data, know-how, trade secrets, or materials in which either Co-Managing Member or the Company has rights, disclosed under this Agreement, regardless of whether it is designated as “confidential,” which either Co-Managing Member or the Company would reasonably expect or consider to be confidential or proprietary information, including but not limited to software or software development, services, finances, customers and potential customers, customer lists, suppliers, pricing and rates, costs, marketing, technologies, specifications, or personnel.

(b) Mutual Duty of Confidentiality and Non-Disclosure: During or subsequent to the Term of this Agreement and in perpetuity, the Co-Managing Members and the Company: (a) shall treat as strictly confidential all Confidential Information; (b) shall not disclose, disseminate, distribute, or transfer such Confidential Information to any third party without the express written consent of the other; (c) shall not use such Confidential Information except solely for the purpose of its performance under this Agreement; and (d) shall protect the Confidential Information by using at least the same degree of care as the Co-Managing Member uses to protect its own confidential information of similar nature to prevent any unauthorized access, use, dissemination, or publication of such Confidential Information, but in no event less than reasonable care. The Co-Managing Members and the Company further agree to disclose Confidential Information only to their employees, consultants and Affiliates with a need to know such Confidential Information to perform their work responsibilities in furtherance of this Agreement and they agree to require such employees, consultants and Affiliates to execute nondisclosure agreements containing protections substantially similar to those in this Agreement. Each Co-Managing Member or the Company shall promptly notify the other Co-Managing Member and the Company, as applicable, in writing of any unauthorized access, use, dissemination, or publication of such Confidential Information.

(c) Exclusion: Confidential Information of the disclosing Co-Managing Member or the Company (the “Disclosing Party”) does not include information which: (a) is known to the Co-Managing Member or the Company receiving such information (the “Receiving Party”) without any confidentiality restriction at the time of disclosure; (b) is publicly known or becomes publicly known and made generally available through no wrongful act of the Receiving Party; (c) has been rightfully received by the Receiving Party, without any confidentiality restriction, from a third party who is authorized to make such disclosure and not otherwise in violation of this Agreement; (d) is disclosed generally to third parties by the Disclosing Party without any confidentiality restriction; or (e) was independently developed by the Receiving Party or its employees, consultants or Affiliates without any use of the Confidential Information.

(d) Limited Disclosure: Either Co-Managing Member or the Company may disclose Confidential Information: (a) required by law or regulation (including SEC regulations) to be disclosed, but then only to the extent and solely for the purpose of such required disclosure, or (b) required by order of a court or other governmental body, but then only to the extent and solely for the purpose of such required disclosure. Each Co-Managing Member agrees to assist the other and the Company, at their own expense, in all proper ways to limit or prevent the disclosure of such Confidential Information.

(e) Return: The Co-Managing Members will return or destroy, at the option of the Disclosing Party, all Confidential Information (including copies) received from the other within its possession, custody, or control promptly upon termination or expiration of this Agreement or upon an earlier written request. Within two (2) days after such return or destruction the Receiving Party shall certify in writing that such return or destruction has been accomplished.

12.6 References to Days. All references to days in this Agreement mean calendar days unless otherwise provided. Any day or deadline or time period hereunder which falls on a Saturday, Sunday or a non-Business Day shall be deemed to refer to the first Business Day following such Saturday, Sunday or non-Business Day.

12.7 Severability. If any term or provision of this Agreement or the performance thereof shall be invalid or unenforceable to any extent, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be valid and enforced to the fullest extent permitted by law.

12.8 Captions. The Article and Section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any Article or Section hereof.

12.9 Counterparts and Execution. This Agreement may be executed in multiple counterparts and by facsimile, each of which shall be deemed an original Agreement and all of which shall constitute one Agreement between each of the parties hereto on the dates respectively indicated in the signatures of the parties, notwithstanding that all of the parties are not signatories to the original or the same counterpart, to be effective as of the day and year first set forth above.

12.10 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

12.11 Failure to Exercise, etc. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; any actual waiver shall be contained in a writing signed by the party against whom enforcement of such waiver is sought. This Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provisions hereof or by reason of the status of the respective parties.

12.12 Waiver of Partition . Each Co-Managing Member hereby irrevocably waives, and no Co-Managing Member shall have the right, and each Co-Managing Member does hereby agree that it shall not seek, to cause a partition of the Company’s property whether by court action or otherwise.

12.13 Submission to Jurisdiction. Subject to the requirements of Section 12.14, each of the parties to this Agreement irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in the state court located in New York, New York; (b) consents to the jurisdiction of each such court located in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be affected on such party by mail, as provided in this Agreement or in such other manner as may be provided under applicable laws or court rules in said state.

12.14 Waiver of Jury Trial. THE PARTIES HERETO MUTUALLY AND WILLINGLY WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS MADE BETWEEN THEM, WHETHER NOW EXISTING OR ARISING IN THE FUTURE (INCLUDING WITHOUT LIMITATION, ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSSCLAIMS, THIRD PARTY CLAIMS AND INTERVENOR’S CLAIMS), ARISING FROM OR RELATED TO THE NEGOTIATION, EXECUTION AND PERFORMANCE OF THE TRANSACTIONS TO WHICH THIS AGREEMENT RELATES

12.15 Dispute Resolution.

(a) Generally. In the event of any and all deadlocks, disputes, controversies or claims of whatever nature arising out of, related to, in connection with or as a result of this Agreement, or the breach hereof (individually and collectively, a “Dispute”), the Members shall first endeavor to resolve the same by good faith negotiations. If the Members are unable to resolve their Dispute within ten (10) business days, the parties shall have the issue settled by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in New York County, New York at the offices of AAA with three arbitrators, one of which shall be selected by the Member requesting arbitration, one of which shall be selected by the Member on the other side of the controversy and one of which shall be selected by all the Members together; provided that if the Members cannot agree upon a third arbitrator, such third neutral arbitrator shall be chosen according to the Commercial Arbitration Rules of AAA. The arbitrators shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law. The arbitrators shall have the authority to allow for appropriate discovery and exchange of information prior to a hearing, including (but not limited to) production of documents, information requests, depositions and subpoenas. Neither party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of his own counsel, experts, witnesses and preparation and presentation of proofs; except that the prevailing party shall be entitled to an award of reasonable attorneys’ fees.

(b) Specific Performance. The Interests cannot be readily purchased or sold in the open market, and for that reason and because no adequate remedy at law exists, the parties will be irreparably damaged in the event that this Agreement is breached. Should any one of the Members or assignees of a Member breach any of the terms of this Agreement, the Members agree that, notwithstanding this Section 12.15, an injunction may be issued restraining any sale or disposition pending the determination of such controversy or, as the case by be, for purposes of enforcing any provisions hereof. In the event of any controversy concerning the right or obligation to purchase or sell all or any portion of the Interests, such right or obligation shall, notwithstanding this Section 12.15, be enforceable in a court by way of equitable relief, including but not limited to, specific performance. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy with the parties may have.

12.16 Successors and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

CO-MANAGING MEMBERS:

DOMINARI FINANCIAL INC.

By:
	Name:	Kyle Wool
	Title:	Chief Executive Officer

HS LLC

By:
	Name:	Thomas Fanning, Sr.
	Title:	Chief Executive Officer

SCHEDULE A

CO-MANAGING MEMBERS

[Omitted]